FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces 2022 Annual Meeting Date

WARSAW, N.Y. – March 23, 2022 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today announced that Tuesday, June 14th, has been established as the date of its 2022 Annual Meeting of Shareholders. The meeting will be held in a virtual format only, via live webcast, beginning at 10:00 am Eastern Time.

The record date for voting at the Annual Meeting will be April 19, 2022. Further details regarding the Annual Meeting, including how to participate, will be included in the Financial Institutions, Inc. Proxy Statement and Notice of Annual Meeting of Shareholders to be made available to shareholders and filed with the Securities and Exchange Commission on or about April 27, 2022.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State and a commercial loan production office in Ellicott City (Baltimore), Maryland. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran

(585) 627-1362 or sjdoran@five-starbank.com

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